Contact:
Mento A. "Chuck" Soponis
Chief Executive Officer
Oragenics, Inc.
(386) 418-4018

FOR IMMEDIATE RELEASE

Oragenics FILES FOR U.S. Patent On Probiotic-based Technology

Biotech Company To Use Probiotics To Prevent Dental Diseases

Alachua, FL (August 18, 2003) - Oragenics, Inc. (TSX-V: ORA.U), today announced that it has filed a patent application with the United States Patent and Trade Mark Office for its probiotic based technology for use in developing oral care products for the prevention of dental cavities and gum disease. Oragenics is considered the first company to administer probiotics, which were originally developed for intestinal or gut health, to dental care.

A probiotic is a microorganism that is considered "good" bacteria that resides naturally in the body and contributes a healthy benefit. The probiotic approach in developing oral care products complements the Company's patented core technology, known as replacement technology, which uses "good bacteria" to replace "bad bacteria" to prevent tooth decay. The human mouth provides a niche for over 300 microbial species of bacteria. Using probiotics to treating gum disease and cavities would include colonization or overgrowth of probiotics (good bacteria), the inhibiting or limiting of the growth of pathogens, and the adherence of the probiotic to the surface of the teeth.

The Company's probiotic technology is in early stages of research and development.

Oragenics, Inc. is an emerging biotechnology research and development company that began operations in 1999. Located in Alachua, Florida at the University of Florida's Sid Martin Biotechnology Development Incubator, the Company completed its first public offering on the Toronto Venture Exchange (TSX-V) in June 2003. Oragenics is developing two new healthcare products, which are exclusively licensed from the University of Florida. The more advanced product is an oral rinse for the prevention of tooth decay, which is anticipated to enter clinical trials in 2004. The second product in pre-clinical development is a broad-spectrum antibiotic. Strategic business partnerships and sub-licensing options are key elements of the Company's business strategy as it seeks to commercialize products developed through its unique technology. For more information about Oragenics, please consult the Company's website at www.oragenics.com.